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                                                                      Exhibit 99

                           UNISOURCE WORLDWIDE, INC.

                          INCENTIVE COMPENSATION PLAN

                As Amended and Restated as of January 28, 1998
                ----------------------------------------------

     1.  PURPOSE.  The purpose of this Incentive Compensation Plan (the "Plan")
         -------
of Unisource Worldwide, Inc. ("Unisource") is to motivate, recognize and reward performance at the corporate, region and business unit levels that enhances shareholder value.

     2.  EFFECTIVE DATE.  This Plan shall become effective as of January 1,
         --------------
1997. The Plan is an amendment, restatement and continuation of the Unisource Worldwide, Inc. Restricted Stock Plan for Employees, the Unisource Worldwide, Inc. Long-Term Incentive Compensation Plan, and the Unisource Worldwide, Inc. Annual Bonus Plan, all of which were adopted effective January 1, 1997.

     3.  ELIGIBILITY.  Full-time key employees of Unisource and its subsidiaries
         -----------
shall be eligible to participate in the Plan. The Committee (as defined below) shall select the executive officers who shall participate in the Plan, and the Chief Operating Officer shall select the other eligible employees who shall participate in the Plan.

     4.  ADMINISTRATION.
         --------------

         (a) The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of Unisource (the "Board"), as the Plan applies to participants who are executive officers. The Committee shall consist of two or more directors, each of whom is an "outside director," as defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and a "non-employee director," as defined in Rule 16b-3 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act").   If a Committee member
is intended to qualify as an "outside director" or "non-employee director" but does not in fact so qualify, such nonqualification shall not invalidate any Award (as defined below) made or other action taken by the Committee under the Plan.

         (b) The Plan shall be administered by the Chief Operating Officer of Unisource, as the Plan applies to participants who are not executive officers. However, if Unisource at any time has no Chief Operating Officer, the Plan shall be administered by the Chief Executive Officer as the Plan relates to participants who are not executive officers, and, in that event, all references in the Plan to the "Chief Operating Officer" shall be deemed to refer to the Chief Executive Officer.

         (c) The Committee (with respect to executive officers) and the Chief Operating Officer (with respect to participants who are not executive officers) shall have full power and authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other actions deemed necessary or advisable in administering the Plan.

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         (d) The determinations of the Committee (with respect to executive officers) and the Chief Operating Officer (with respect to participants who are not executive officers) on matters relating to administration of the Plan shall be conclusive and binding on all persons for all purposes. Neither the members of the Committee nor the Chief Operating Officer shall be liable for any action taken or any decision made in good faith relating to the Plan or any Award hereunder. All powers of the Committee and Chief Operating Officer, respectively, shall be executed in its sole discretion, in the best interest of Unisource, not as a fiduciary, and in keeping with the objectives of the Plan, and need not be uniform as to similarly situated individuals.

     5.  ANNUAL BONUSES AND LONG-TERM AWARDS.
         -----------------------------------

         (a) This Plan shall consist of two components: (i) annual bonus awards that are based on financial performance during a fiscal year ("Annual Bonuses") and (ii) long-term incentive compensation awards that are based on financial performance during a period specified by the Committee or Chief Operating Officer (as applicable) ("LTIP Awards"). Annual Bonuses and LTIP Awards are referred to collectively as "Awards."

         (b) All Annual Bonuses shall be paid in cash.

         (c) LTIP Awards may be made in the form of Shares, cash, stock options or any other form that the Committee or Chief Operating Officer (as applicable) deems appropriate. Any LTIP Awards made in the form of stock options shall be issued pursuant to the Unisource Worldwide, Inc. Stock Option Plan (the "Stock Option Plan") and shall meet all the requirements of the Stock Option Plan. LTIP Awards made in the form of Shares of restricted stock will be subject to forfeiture and restrictions on transfer during the Performance Period (as defined below) and any Vesting Period (as defined below) as determined by the Committee or Chief Operating Officer (as applicable).

     6.  STOCK.  There are authorized for issuance or delivery under the Plan an
         -----
aggregate of 2,500,000 shares of Unisource's common stock ("Shares"), subject to adjustment as provided hereinafter in Section 15. Such Shares may be authorized but unissued Shares, whether now or hereafter authorized, or issued Shares which have been reacquired by Unisource. If any LTIP Awards that are payable in Shares under this Plan shall be canceled for any reason, the Shares for which the Awards have been canceled shall again become available for the purpose of this Plan. The number of Shares reserved for issuance or delivery under this Plan applies to Shares issued under this Plan and does not apply to stock options issued under the Stock Option Plan as described in Section 5 above.

     7.  LTIP AWARDS TO EXECUTIVE OFFICERS.
         ---------------------------------

         (a) The Committee shall have the authority to make LTIP Awards to executive officers. At the time an LTIP Award is made, the Committee shall specify (i) the amount and form of the LTIP Award, (ii) the objective performance goals that must be met in order for the executive officer to receive all or any part of the LTIP Award, (iii) the time period

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within which the performance goals must be met (the "Performance Period"), and
(iv) the period of time (if any) after the end of the Performance Period during which the executive officer must remain employed by Unisource or a subsidiary as a condition of the LTIP Award (the "Vesting Period"). The Committee may specify additional terms, not inconsistent with the Plan, by rules of general application or by specific direction in connection with a particular Award or group of Awards.

         (b) If and to the extent that an LTIP Award is made in Shares, the maximum number of Shares that may be awarded to an executive officer for a Performance Period shall be 100,000 Shares (subject to adjustment as described in Section 15). If and to the extent that an LTIP Award is made in the form of stock options, as described in the Stock Option Plan, the maximum aggregate number of Shares with respect to which stock options may be granted to an individual during a fiscal year is 500,000 Shares (subject to adjustment as described in the Stock Option Plan). If and to the extent that an LTIP Award is payable in cash, or in any form other than Shares or stock options, the maximum amount that may be awarded to an executive officer in such form for a Performance Period shall be $5,000,000.

         (c) The Committee shall establish one or more objective performance goals for each LTIP Award. The performance goals may relate to the performance of an executive officer's business unit or the performance of Unisource and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use any objectively determinable performance goals, based on one or more of the following business criteria, to measure performance: (i) stock price,
(ii) sales, (iii) earnings per share, (iv) return on equity, (v) return on assets, (vi) growth in assets, (vii) total shareholder return, (viii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures, (ix) asset management, (x) cash flow return on investment, or (xi) economic value per share.

         (d) LTIP Awards to executive officers whose compensation is or, in the opinion of the Committee, is potentially subject to the compensation deduction limits of Section 162(m) of the Code ("Section 162(m) Executives") are intended to be considered "qualified performance based compensation" under Section 162(m) of the Code. In order to satisfy the requirements of "qualified performance-based compensation," the Committee shall establish the performance goals in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may required or permitted under the applicable regulations under Section 162(m) of the Code. The performance goals shall satisfy any applicable requirements for "qualified performance based compensation," including the requirement that the achievement of the goals be "substantially uncertain" at the time that they are established and that the goals be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. Notwithstanding anything in the Plan to the contrary, for any LTIP Award that is "qualified performance based compensation" under Section

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162(m) of the Code, the Committee shall not have the power to increase the amount of compensation that is payable upon achievement of the designated performance goals.

         (e) The amount and form of LTIP Awards, if any, made each year, the executive officers to whom LTIP Awards are made, the performance goals applicable to each LTIP Award, and the other terms and provisions of the LTIP Award shall be wholly within the discretion of the Committee, subject to the overall Share limit described in Section 6 and the individual limits described in Section 7(b) above.

     8.  LTIP AWARDS TO PARTICIPANTS WHO ARE NOT EXECUTIVE OFFICERS.
         ----------------------------------------------------------

         (a) The Chief Operating Officer shall have the authority to make LTIP
Awards to participants who are not executive officers.   At the time an LTIP
Award is made, the Chief Operating Officer shall specify (i) the amount and form of the LTIP Award, (ii) the objective performance goals that must be met in order for the participant to receive all or any part of the LTIP Award, (iii) the Performance Period within which the performance goals must be met, and (iv) the Vesting Period (if any) for the LTIP Award. The Chief Operating Officer may specify additional terms, not inconsistent with this Plan, by rules of general application or by specific direction in connection with a particular Award or group of Awards.

         (b) The Chief Operating Officer shall establish one or more objective performance goals for each LTIP Award. The performance goals may relate to the performance of a participant's business unit or the performance of Unisource and its subsidiaries as a whole, or any combination of the foregoing. The Chief Operating Officer shall use any objectively determinable performance goals to measure performance, including any one or more of the business criteria described in Section 7(c) above. The amount and form of LTIP Awards, if any, made each year, the employees to whom LTIP Awards are made, the performance goals applicable to each LTIP Award, and the other terms and provisions of the LTIP Award shall be wholly within the discretion of the Chief Operating Officer, subject to the overall Share limit described in Section 6.

     9.  VESTING OF LTIP AWARDS; TERMINATION OF EMPLOYMENT; ADJUSTMENTS.
         --------------------------------------------------------------

         (a) LTIP Awards shall be subject to vesting requirements, under which a participant must remain a full-time active employee of Unisource or its subsidiaries through the Performance Period and any Vesting Period in order for the participant to receive all or part of the LTIP Award. Unless the Committee or Chief Operating Officer (as applicable) determines otherwise, the Vesting Period shall be the three-year period following the end of the Performance Period, with vesting to occur at the rate of one-third on the first anniversary of the end of the Performance Period and one-third on each of the next two anniversaries, if the participant remains a full-time active employee of Unisource or its subsidiaries through the vesting dates, provided however, that unless accelerated in accordance with the provisions of subparagraph 9(b), in no event shall the vesting period be less than one year following the end of the Performance Period. Except as otherwise provided in the Plan, an LTIP Award shall be forfeited if the participant ceases to be a full-time active employee of Unisource and its subsidiaries before

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the end of the Performance Period and Vesting Period. All LTIP Awards that are forfeited upon termination of employment shall be immediately returned to Unisource.

         (b) If a participant becomes totally disabled (as defined in the Unisource Long-Term Disability Plan), elects retirement pursuant to Unisource's retirement plan, or dies during the Performance Period, the participant (or the participant's estate) shall be entitled to receive a pro-rated LTIP Award as determined by the Committee or Chief Operating Officer (as applicable), which shall be payable, if earned, after the end of the Performance Period. Unless the Committee or Chief Operating Officer (as applicable) determines otherwise, if a participant becomes totally disabled, elects retirement pursuant to Unisource's retirement plan or dies during the Vesting Period, the participant (or the participant's estate) shall be fully vested in the LTIP Award, which shall be payable as soon as is practicable after the participant's death, retirement or disability.

         (c) Notwithstanding the foregoing, the Committee or Chief Operating Officer (as applicable) may determine that an LTIP Award shall become vested, fully or partially, in any other circumstances that the Committee or Chief Operating Officer (as applicable) deems appropriate; provided, however, that the Committee shall not have the authority to accelerate vesting under this subsection with respect to an LTIP Award of a Section 162(m) Executive if such vesting would cause the LTIP Award to fail to meet the requirements for "qualified performance based compensation" under Section 162(m).

         (d) In the event a participant transfers to a position as a full-time active employee of another business unit within Unisource or a subsidiary before the end of the Performance Period, the Committee or Chief Operating Officer (as applicable), may make an adjustment in the amount of the LTIP Award, the Performance Period, the Vesting Period and the performance goals associated with the LTIP Award, or may determine that the LTIP Award shall be forfeited in part or in its entirety. Any such adjustment or forfeiture shall be made in the sole discretion of the Committee or Chief Operating Officer (as applicable); provided, however, that the Committee shall not have the authority to make such an adjustment with respect to an LTIP Award of a Section 162(m) Executive if the adjustment would cause the LTIP Award to fail to meet the requirements for "qualified performance based compensation" under Section 162(m).

     10. ANNUAL BONUSES.
         --------------

         (a) The Committee shall have the authority to grant Annual Bonuses to executive officers, and the Chief Operating Officer shall have the authority to grant Annual Bonuses to other participants. The Committee (with respect to executive officers) and the Chief Operating Officer (with respect to other participants) shall (i) designate those key employees who may be eligible for Annual Bonuses under the Plan for a fiscal year, (ii) determine the performance goals that must be satisfied as a condition to earning an Annual Bonus for a fiscal year, (iii) determine the requirements and conditions for Annual Bonuses,
(iv) determine the amounts of Annual Bonuses, (v) determine the extent to which the performance goals applicable to Annual Bonuses have been achieved, and (vi) determine the time of payment of Annual

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Bonuses. The amount of Annual Bonuses, if any, made each year, the key employees to whom Annual Bonuses are made, the performance goals applicable to each Annual Bonus, and the other terms and conditions of Annual Bonuses shall be wholly within the discretion of the Committee (with respect to executive officers) and Chief Operating Officer (with respect to other participants), subject to the individual limit for executive officers as described in Section 10(b) below. The performance goals, amounts and conditions for Annual Bonuses may differ as among employees or classes of employees.

         (b) The Committee shall establish objective performance goals for Annual Bonuses to executive officers. The performance goals may relate to the performance of an executive officer's business unit or the performance of Unisource and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use any objectively determinable performance goals, based on one or more of the following business criteria, to measure performance: (i) stock price, (ii) sales, (iii) earnings per share, (iv) return on equity, (v) return on assets, (vi) growth in assets, (vii) total shareholder return, (viii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures,
(ix) asset management, (x) cash flow return on investment, or (xi) economic value per share. The maximum amount that may be awarded to an executive officer through an Annual Bonus under the Plan for a fiscal year is $5,000,000.

         (c) Annual Bonuses payable to Section 162(m) Executives are intended to be considered "qualified performance based compensation" under Section 162(m) of the Code. In order to comply with Section 162(m), the Committee shall establish the performance goals in writing either before the beginning of the fiscal year or during a period ending no later than the earlier of (i) 90 days after the beginning of the fiscal year or (ii) the date on which 25% of the fiscal year has been completed, or such other date as may be required or permitted under the applicable regulations under Section 162(m) of the Code. The performance goals shall satisfy any applicable requirements for "qualified performance based compensation," including the requirement that the achievement of the goals be "substantially uncertain" at the time that they are established and that the goals be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. Notwithstanding anything in the Plan to the contrary, for any Annual Bonus that is "qualified performance based compensation" under Section 162(m) of the Code, the Committee shall not have the power to increase the amount of compensation that is payable upon achievement of the designated performance goals.

         (d) Except as otherwise provided in the Plan, no Annual Bonus shall be payable to a participant who ceases to be a full-time active employee of Unisource and its subsidiaries before the end of the fiscal year to which the
Annual Bonus relates.   Unless the Committee or Chief Operating Officer (as
applicable) determines otherwise, if a participant becomes totally disabled (as defined in the Unisource Long-Term Disability Plan) or dies during the fiscal year, the participant (or the participant's estate) shall be entitled to receive a pro-rated Annual Bonus for the fiscal year, as determined by the Committee or Chief Operating Officer (as applicable). The pro-rated Annual Bonus shall be payable, if earned, after the end of the fiscal

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year. The Committee or Chief Operating Officer (as applicable) may determine that an Annual Bonus shall become payable, fully or partially, in any other circumstances that the Committee or Chief Operating Officer (as applicable) deems appropriate; provided, however, that the Committee shall not have the authority to make such a determination with respect to an Annual Bonus of a
Section 162(m) Executive if such determination would cause the Annual Bonus to fail to meet the requirements for "qualified performance based compensation" under Section 162(m).

         (e) In the event a participant transfers to a position as a full-time active employee of another business unit within Unisource or a subsidiary during a fiscal year, the Committee or Chief Operating Officer (as applicable), may make an adjustment in the amount of the Annual Bonus and the performance goals associated with the Annual Bonus, or may determine that the Annual Bonus shall not be payable in part or in its entirety. Any such adjustment or determination shall be made in the sole discretion of the Committee or Chief Operating Officer (as applicable); provided, however, that the Committee shall not have the authority to make such an adjustment or determination with respect to an Annual Bonus of a Section 162(m) Executive if the adjustment would cause the Annual Bonus to fail to meet the requirements for "qualified performance based compensation" under Section 162(m).

     11. CERTIFICATION; FORFEITURE.
         -------------------------

         (a) At the end of each Performance Period (with respect to LTIP
Awards) and fiscal year (with respect to Annual Bonuses), the Committee (with respect to executive officers) and the Chief Operating Officer (with respect to participants who are not executive officers) shall determine whether and to what extent the performance goals have been met, and shall certify in writing the
extent to which the performance goals have been met.   Unisource shall notify
participants of the performance results and the effect of such performance on their LTIP Awards and Annual Bonuses. If and to the extent that the Committee or Chief Operating Officer (as applicable) does not certify that the performance goals have been met, the LTIP Awards for the Performance Period or Annual Bonuses for the fiscal year (as applicable) shall not be paid.

         (b) After the Committee and Chief Operating Officer have certified attainment of the performance goals as described above, and after completion of any Vesting Period with respect to LTIP Awards, Unisource shall cause such amounts as are earned pursuant to the applicable LTIP Awards and Annual Bonuses to be paid to the participants, subject to withholding taxes and subject to deferral, if applicable, under any of Unisource's deferred compensation plans that may apply to the participants.

     12. RESTRICTED STOCK.
         ----------------

         (a) If Shares of restricted stock are issued as LTIP Awards, Unisource shall retain possession of such Shares until all restrictions on the Shares have lapsed. During the Performance Period and Vesting Period, a participant may not sell, assign, transfer, pledge or otherwise dispose of Shares of restricted stock, except, in the event of the participant's death, by will or by the laws of descent and distribution. Any certificate issued for a Share of restricted

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stock shall contain a legend giving appropriate notice of the restrictions on the restricted stock. The participant shall be entitled to have the legend removed from the stock certificate covering the Shares when all restrictions on such Shares have lapsed.

         (b) During the Performance Period and any Vesting Period, each participant shall have the right to vote any Shares that are subject to an outstanding LTIP Award of restricted stock and to receive any dividends or other distributions paid on such Shares, subject to any restrictions deemed appropriate by the Committee (with respect to executive officers) or the Chief Operating Officer (with respect to participants who are not executive officers). Stock distributed in connection with a stock split or a stock dividend, and any other property distributed as a dividend, shall be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which such stock or other property is distributed.

     13. CHANGE OF CONTROL.
         -----------------

         (a) If a Change of Control (as defined below) occurs, unless the Committee (with respect to executive officers) or the Chief Operating Officer (with respect to participants who are not executive officers) determines otherwise, outstanding LTIP Awards shall become fully vested. The Committee or Chief Operating Officer (as applicable) may determine that outstanding LTIP Awards shall not become fully vested in the event of a Change of Control, or that they shall become only partially vested. The Committee or Chief Operating Officer (as applicable) may also make adjustments in the amount and form of LTIP Awards, the Performance Period, the Vesting Period and the performance goals associated with an LTIP Award, or may convert Shares into shares of a successor corporation, as the Committee or Chief Operating Officer (as applicable) deems appropriate. Any such action or adjustment shall be made in the sole discretion of the Committee or Chief Operating Officer (as applicable), and the Committee shall take into consideration the requirements for "qualified performance based compensation" under Section 162(m) of the Code, as they relate to LTIP Awards of
Section 162(m) Executives.

         (b) If a Change of Control occurs, the Committee (with respect to executive officers) or the Chief Operating Officer (with respect to participants who are not executive officers) shall determine whether and to what extent Annual Bonuses shall be payable for the fiscal year in which the Change of Control occurs. Any such determination shall be made in the sole discretion of the Committee or Chief Operating Officer (as applicable), and the Committee shall take into consideration the requirements for "qualified performance based compensation" under Section 162(m) of the Code as they relate to Annual Bonuses of Section 162(m) Executives.

         (c) As used herein, a "Change of Control" shall be deemed to have occurred if:

             (1) Any "person" (as such terms is used in Section 13(d) and 14(d) of the Exchange

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Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of Unisource representing 20% or more of the voting power of the then outstanding securities of Unisource; or

             (2) The shareholders of Unisource approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of Unisource with another corporation where the shareholders of Unisource, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) the sale or other disposition of all or substantially all of the assets of Unisource, or (iii) a liquidation or dissolution of Unisource.

             (3) Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, no action shall be taken that would make the Change of Control ineligible for pooling of interests accounting treatment if, in the absence of such right, the Change of Control would qualify for such treatment and Unisource intends to use such treatment with respect to the Change of Control.

     14. TAX WITHHOLDING.  All Awards shall be subject to applicable federal,
         ---------------
state, city, non-U.S. and other tax withholding requirements. Unisource shall have the right to withhold from amounts payable under this Plan and from other compensation payable to the participant amounts necessary to satisfy withholding requirements with respect to Awards, or Unisource may require that the participant pay to Unisource the amount of any such taxes that Unisource is required to withhold with respect to an Award. If the Committee or Chief Operating Officer (as applicable) so permits, a participant may elect to satisfy Unisource's tax withholding obligation with respect to an Award by having Unisource withhold the amount payable under the Award by up to one-half of the total payment.

     15. ADJUSTMENTS TO SHARES.  If the outstanding shares of Unisource common
         ---------------------
stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or other property (other than ordinary cash dividends) are distributed with respect to such shares of Unisource common stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of Unisource, reorganization, recapitalization, reclassification, dividend, stock split, reverse stock split, spin off, split off, or other distribution with respect to such shares of common stock or other securities, the Committee (with respect to executive officers) and the Chief Operating Officer (with respect to participants who are not executive officers) may make an appropriate and proportionate adjustment in (i) the number and kinds of Shares reserved for issuance under the Plan, (ii) the maximum number and kind of Shares that may be granted to an executive officer, and (iii) the number and kind of Shares subject to then outstanding LTIP Awards under the Plan. No fractional shares will be issued under the Plan on account of any such adjustments.

     16. ADJUSTMENTS TO PERFORMANCE GOALS.  If any performance goal, criterion
         --------------------------------
or target for any Performance Period or fiscal year is affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) that, in the judgment of the Committee or Chief Operating Officer (as applicable) should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee or Chief Operating Officer (as applicable) may, for any purpose of the Plan, adjust such goal, criterion or target, as the case may be, for such Performance Period or fiscal year (and subsequent periods as appropriate), or any combination of them, and may make credits, payments and reductions accordingly under the Plan; provided, however, that the Committee shall not have the authority to make any such adjustment with respect to an Award to a Section 162(m) Executive that would cause the Award to fail to meet the requirements for "qualified performance based compensation" under Section 162(m).

     17. NONASSIGNMENT.  Awards, and the rights and privileges conferred
         -------------
hereby, may not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise (except by will or by the laws of descent and distribution in the event a participant dies), shall not be subject to execution, attachment or similar process, and shall not be subject to the claims of a participant's creditors.

     18. PLAN AND AWARD NOT TO AFFECT EMPLOYMENT.  Neither this Plan nor any
         ---------------------------------------
Award shall confer on any employee any right to continue in the employ of Unisource or a subsidiary.

     19. OTHER BENEFITS.  Neither the receipt of an LTIP Award nor the issuance
         --------------
of Shares or payment of other compensation pursuant to an LTIP Award shall be deemed compensation for purposes of computing benefits under any retirement plan, nor shall it affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefit is related to the level of compensation, unless the Committee or Chief Operating Officer (as applicable) determines otherwise.

     20. AMENDMENT AND TERMINATION.  The Board shall have complete power and
         -------------------------
authority to terminate and in any respect amend or modify the Plan, except to the extent that the approval of Unisource's shareholders is required under
Section 162(m) of the Code or other applicable law. No amendment, modification or termination of the Plan may have a material adverse effect on the rights of a participant with respect to any Award previously granted, without his or her consent.

     21. GOVERNMENT AND OTHER REGULATIONS.  The obligation of Unisource to
         --------------------------------
issue and transfer Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. No Shares shall be issued or transferred in connection with any Award unless and until all legal requirements applicable to the issuance or transfer or such Shares have been complied with to the satisfaction of the Committee or the Chief Operating Officer (as applicable). The Committee or the Chief Operating Officer (as applicable) shall have the right to condition any Award on the participant's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee or the Chief Operating Officer (as applicable) shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates

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representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. Nothing contained in the Plan shall be construed to limit the authority of Unisource to exercise its corporate rights and powers.

     22. COMPLIANCE WITH RULE 16b-3 AND SECTION 162(m).  With respect to
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persons subject to Section 16 of the Exchange Act, it is the intent of Unisource that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. Any Awards to executive officers that are intended to qualify as "qualified performance based compensation" under Section 162(m) of the Code shall be administered in a manner consistent with the regulations under Section 162(m). With respect to Awards that are intended to qualify as "qualified performance based compensation," if any applicable provision of the Plan or any provision of the Award does not comply with or is inconsistent with the requirements of Section 162(m) or the regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer on the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the performance objectives.

     23. GOVERNING LAW.  The Plan shall be governed by and construed in
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accordance with the laws of the Commonwealth of Pennsylvania.

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